flex

February __, 2019
Ms. Revathi Advaithi
Dear Revathi:
Congratulations! On behalf of Flex, I am delighted to offer you the position of Chief Executive Officer, working at our San Jose office and reporting to the Flex Board of Directors. The specific details of the offer are as follows:
Annual Compensation:
Cash Compensation:
The starting salary is $1,150,000, which is equivalent to $47,916.67 semi-monthly. Paydays are on the 15th and last day of each month. Commencing in Flex's 2020 fiscal year, you will also be eligible to participate in the Flex Executive Bonus Program. Your target annual bonus is 150% of your base salary (or $1,725,000), with an opportunity of a 2.5X multiplier for a total bonus opportunity of 375% of salary (or $4,312,500). Actual payout levels are dependent upon company performance and in accordance with the bonus plan. Payouts will be based on annual objectives and results. You will be paid a pro rata bonus at target for the portion of the 2019 fiscal year during which you are employed by Flex.
Deferred Compensation Plan:
You will be eligible to participate in the Flex Long Term Cash Incentive Plan under the 2010 Deferred Compensation Plan (Deferred Compensation Plan) with potential annual company contributions of up to 30% of your base salary, commencing with Flex's 2020 fiscal year. The Long Term Cash Incentive Plan annual contribution is subject to company performance. You will also have the opportunity to make additional elective contributions to the plan on a tax-deferred basis.
Equity Compensation:
As part of Flex's fiscal year 2020 annual stock grant process, you will be granted an award comprised of 50% performance share units (PSUs) and 50% restricted stock units (RSUs) having a target value in the aggregate as of their date of grant of $7,500,000. The RSUs shall vest in 4 substantially equal annual installments, assuming your continued employment through each vesting date. The PSUs shall vest based upon your continued employment and the attainment of performance conditions over the 3 year period. The PSUs and RSUs shall be subject to the terms and conditions of the applicable Flex plans and policies. Following fiscal year 2020, you will be eligible to participate in our annual compensation review. Annual stock awards are determined on a case-by-case basis in accordance with your individual performance and market benchmarks for your position.
Siqn-On Compensation:
Sign-On Cash Awards:
We are pleased to offer you a contingent sign-on bonus of $3,000,000, less withholding and customary payroll deductions, which will be paid in the first payroll cycle after your start date. You agree that you will repay such amounts to Flex if, within 18 months after your start date. you either voluntarily terminate your employment with Flex other than for Good Reason (as defined in the Flex Ltd. Executive Severance Plan (Severance Plan) or your employment with Flex is terminated for Cause (as defined in the Severance Plan).
Sign on Deferred Compensation Plan:
Additionally, you will be credited with a contribution of $2,000,000 under the Deferred Compensation Plan. This deferred compensation contribution will be subject to a vesting schedule such that 100% of the contribution will be vested on the 3rd anniversary of your commencement of employment with Flex, assuming your continued employment through such date. The contribution will otherwise be subject to the terms and conditions of the Deferred Compensation Plan.

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flex

Sign-On Equity Award:
Effective on or as soon as practicable following your commencement of employment with Flex, you will be granted RSUs having an aggregate grant date fair value (as determined by Flex) of $2,000,000 (Sign-On RSUs). The Sign-On RSUs shall vest in 3 substantially equal annual installments from the date your employment commences, assuming your continued employment through such dates. The Sign-On RSUs shall be subject to the terms and conditions of the applicable Flex plans and policies.
Severance:
While you will not be a participant in the Severance Plan, in the event your employment with Flex terminates in circumstances under which you would be eligible for Severance Plan benefits if you were a participant in the plan (i.e. your employment is terminated without Cause (as defined in the Severance Plan) or you voluntarily terminate your employment for Good Reason (as defined in the Severance Plan)) you will be eligible for the following severance benefits:

(i)
conditioned on your execution and non-revocation of a standard release of claims in a form acceptable to the Company, accelerated vesting and immediate payment of the sign-on compensation (cash bonus, deferred compensation contribution, and sign-on equity award).

(ii)
(a) 2 years continued base salary payments plus 2 years of your target annual bonus amount, (b) 2 years continued vesting of your then-outstanding equity awards and deferred compensation account and (c) 2 years continued benefits coverage; which severance benefits shall be payable in accordance with the terms and conditions set forth in the Severance Plan as if you were a participant in such plan. You will be provided with additional documentation of your severance eligibility in connection with your commencement of employment.

The amounts payable pursuant to clauses (i) and (ii) above shall be deemed subject to Section 8(i) of the Severance Plan.
Relocation Benefits:
In connection with your relocation to the San Francisco Bay Area, we shall reimburse you for documented and reasonable expenses you incur in the relocation of your primary residence to the San Francisco Bay Area including expenses to move household goods, pets, automobiles, closing costs for selling your current residence, and travel and related expenses to locate a new home in California.
Other Benefits:
As a Flex Executive Team member, you will be eligible to participate in our Tracking Free Attendance Program. In addition, the Company has scheduled ten paid holidays. Other benefits applicable the first of the month following your date of hire include medical, dental, vision, life/accidental death and dismemberment, short- and long-term disability, supplemental long-term disability, flexible spending accounts and a 401(k) plan (deferrals begin as soon as administratively possible, once you enroll). Timely enrollment of specific benefit plans is critical. You must enroll within 31 days of your benefits eligibility date or you will receive default coverage (no medical, dental or vision coverage but you will be enrolled for basic life/accidental death and dismemberment, core short-term and long-term disability). In addition, you will not be able to make an election until the next annual "Open Enrollment." We will provide the plan booklet for more information. You should also note that the Company reserves the right to modify wages and benefits from time to time at its discretion. Paul Baldassari can discuss further the range of benefits available to you.

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flex

Company Policies:
All Flex employees are expected to abide by all Company rules and regulations, including without limitation those contained in the Company's Employee Handbook, which the Company will distribute to you and update from time to time and online on Flex's Intranet. In addition, you will need to comply with the Company's share ownership guidelines applicable to your position, which currently require share ownership of 4 times your base salary within 5 years.
Your employment with the Company is "at-will". This means that either you or the Company has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The "at-will" nature of employment with Flex is an aspect of your employment that cannot be changed.
Start Date:
Your start date will be ___________ ___ , 2019.
Pre-Conditions/Contingencies:
Your employment pursuant to this offer is contingent upon:

•
You completing Section 1 of the Form 1-9 (included) and providing, within 3 business days of your start date, the legally required proof of your identity and authorization to work in the United States which you will need to bring with you on your first day of employment, (see attached List of Acceptable Documents)

•	Your execution of the Company's Employee Proprietary Information and Non Solicitation Of Employees and Customers Agreement (included)

•	The satisfactory completion of your background investigation by the Company

•	Your satisfactory completion of the Company's Directors & Officers Questionnaire (included)
If you accept this offer, the terms described in this letter and the Employee Proprietary Information and Non Solicitation Of Employees and Customers Agreement shall be the terms of your employment. This offer letter supersedes any other statements or promises made by any company representative and contains the entire offer the Company is making to you. This letter can only be modified by written agreement signed by you and an authorized member of the Company's Board of Directors.

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If you agree with all the terms and conditions set forth in this letter. please sign below and return it to me. We look forward to your positive response and are very, excited about your joining our Flex Team!
Sincerely,
Michael Capellas
OFFER ACCEPTANCE
I, Revathi Advaithi, understand all the terms and conditions in this offer letter, including those regarding the "at will" relationship and I accept this offer. I agree by signing below that the Company has made no other promises other than what is outlined in this letter and that it contains the entire offer the Company is making to me and I accept this offer.

Signature	Today's Date	Start Date

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